Exhibit 99.1

THE MADISON SQUARE GARDEN COMPANY REPORTS

FISCAL 2014 SECOND QUARTER RESULTS

Second quarter revenues of $509.4 million, a 31% increase compared to prior year second quarter

Second quarter AOCF of $126.6 million, a 17% increase compared to prior year second quarter

Second quarter operating income of $96.5 million, a 19% increase compared to prior year second quarter

Reinvented Forum in Inglewood, CA re-opened on January 15, 2014

NEW YORK, N.Y., February 7, 2014 – The Madison Square Garden Company (NASDAQ: MSG) today reported financial results for the fiscal 2014 second quarter ended December 31, 2013.

Fiscal 2014 second quarter revenues of $509.4 million grew 31%, as compared to the prior year second quarter, as all three of the Company’s business segments delivered increased revenues, partially offset by an increase in inter-segment eliminations. Fiscal 2014 second quarter adjusted operating cash flow (“AOCF”)(1) of $126.6 million increased 17%, as compared to the prior year second quarter, primarily due to an AOCF increase in the MSG Sports and MSG Entertainment segments, partially offset by lower AOCF in the MSG Media segment. Fiscal 2014 second quarter operating income of $96.5 million increased 19% and net income of $60.5 million ($0.77 per diluted share) increased 29%, both as compared to the prior year second quarter.

The comparability of fiscal 2014 second quarter results to the prior year second quarter was significantly impacted by last year’s NHL work stoppage, which delayed the start of the 2012-13 regular season by approximately three months to January 19, 2013 and led to a shortened 48-game regular season. As a result, the New York Rangers did not play regular season games in the fiscal 2013 second quarter versus playing a combined 41 home and away games in the fiscal 2014 second quarter. In addition, MSG Networks, which serves as the local broadcast home to four NHL teams, did not broadcast NHL regular season games in the fiscal 2013 second quarter versus broadcasting a combined 154 games in the fiscal 2014 second quarter.

President and CEO Hank Ratner said: “Our Company delivered solid increases in total company revenues and AOCF in the second quarter, as we benefited from the return to a full NHL regular season, the continued positive impact of the Transformation project and improvement in our entertainment business. At the same time, we’re approaching the end of a significant capital investment cycle for our Company with the successful completion of two important milestones — the October debut of the fully transformed Madison Square Garden Arena, followed by the January re-opening of the reinvented Forum in Inglewood, California. With the completion of these historic projects, we have successfully established two world-class venues in two of the country’s top entertainment markets, further expanding our position as one of the country’s premier live entertainment companies. Looking ahead, we remain focused on maximizing growth from our existing asset portfolio, while pursuing additional investment opportunities to drive continued value creation over the long-term.”

Results from Operations

Segment results for the quarters ended December 31, 2013 and 2012 are as follows:

	Revenues			AOCF			Operating Income (Loss)
	F’Q2	F’Q2		F’Q2	F’Q2		F’Q2	F’Q2
$ millions	2014	2013	% Change	2014	2013	% Change	2014	2013	% Change
MSG Media	$180.7	$156.8	15%	$85.8	$95.6	(10)%	$80.7	$90.2	(11)%
MSG Entertainment	163.1	151.1	8%	42.3	30.0	41%	38.2	26.2	46%
MSG Sports	183.4	89.9	104%	1.1	(14.5)	—	(2.9)	(18.3)	84%
Other (includes eliminations)	(17.8)	(9.9)	(80)%	(2.6)	(2.9)	8%	(19.4)	(17.1)	(14)%

Total Company	$509.4	$387.9	31%	$126.6	$108.3	17%	$96.5	$81.0	19%

Note: Does not foot due to rounding

1.	See definition of adjusted operating cash flow (“AOCF”) included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

MSG Media

For the fiscal 2014 second quarter as compared to the prior year period, MSG Media revenues of $180.7 million increased 15%. Affiliation fee revenue increased $22.2 million, primarily due to the return to a full NHL regular season schedule and, to a lesser extent, higher affiliation rates. Advertising revenue increased $5.9 million, primarily due to the return to a full NHL regular season schedule, partially offset by other net advertising revenue decreases. Other revenues decreased $4.2 million, primarily due to the expiration in April 2013 of a short-term programming licensing agreement. Second quarter AOCF of $85.8 million decreased 10% and operating income of $80.7 million decreased 11%, both primarily due to an increase in direct operating expenses, largely offset by the increase in revenues and, to a lesser extent, a decrease in selling, general and administrative expenses. The increase in direct operating expenses was mainly due to the return to a full NHL regular season schedule.

MSG Entertainment

For the fiscal 2014 second quarter as compared to the prior year period, MSG Entertainment revenues of $163.1 million increased 8%. The increase was primarily due to higher revenues for the Radio City Christmas Spectacular franchise, higher event-related revenues at the Beacon Theatre and The Theater at Madison Square Garden, as well as higher venue-related sponsorship and signage and suite rental fee revenues, which include the continued positive impact of the Transformation. Second quarter AOCF of $42.3 million increased 41% and operating income of $38.2 million increased 46%, both primarily due to the increase in revenues and, to a lesser extent, a decrease in direct operating expenses, partially offset by an increase in selling, general and administrative expenses. Direct operating expenses in the prior year second quarter included a $5.0 million impairment charge related to a production of the Radio City Christmas Spectacular outside of New York.

MSG Sports

For the fiscal 2014 second quarter as compared to the prior year period, MSG Sports revenues of $183.4 million increased 104%. The increase in total segment revenues was primarily attributable to the return of the New York Rangers to a full regular season schedule. In addition, segment revenues were positively impacted by the continued benefits of the Transformation project. On an overall basis, the increase in revenues was primarily due to higher professional sports team ticket-related revenue, suite rental fee revenue, food, beverage and merchandise sales, sponsorship and signage revenues, inter-segment broadcast rights fees, and revenues from league distributions. Second quarter AOCF of $1.1 million improved by $15.6 million and the operating loss of $2.9 million improved by $15.4 million, both mainly due to the increase in revenues, largely offset by higher direct operating expenses (primarily a result of the return to a full Rangers regular season schedule) and, to a lesser extent, higher selling, general and administrative expenses. On an overall basis, the increase in direct operating expenses was primarily due to higher team personnel compensation expenses, net provisions for NBA luxury tax and NBA and NHL revenue sharing expense, as well as higher other team operating expenses.

About The Madison Square Garden Company

The Madison Square Garden Company is a fully integrated sports, media and entertainment business. The Company is comprised of three business segments: MSG Sports, MSG Media and MSG Entertainment, which are strategically aligned to work together to drive the Company’s overall business, which is built on a foundation of iconic venues and compelling content that the Company creates, produces, presents and/or distributes through its programming networks and other media assets. MSG Sports owns and operates the following sports franchises: the New York Knicks (NBA), the New York Rangers (NHL), the New York Liberty (WNBA), and the Hartford Wolf Pack (AHL). MSG Sports also features the presentation of a wide variety of live sporting events including professional boxing, college basketball, bull riding and tennis. MSG Media is a leader in production and content development for multiple distribution platforms, including content originating from the Company’s venues. MSG Media’s television networks consist of regional sports networks, MSG Network and MSG+, collectively referred to as MSG Networks; and Fuse, a national television network dedicated to music. MSG Networks also include high-definition channels, MSG HD and MSG+ HD, and Fuse includes its high-definition channel, Fuse HD. MSG Entertainment is one of the country’s leaders in live entertainment. MSG Entertainment creates, produces and/or presents a variety of live productions, including the Radio City Christmas Spectacular featuring the Radio City Rockettes. MSG Entertainment also presents or hosts other live entertainment events such as concerts, family shows and special events in the Company’s diverse collection of venues. These venues consist of Madison Square Garden, The Theater at Madison Square Garden, Radio City Music Hall, the Beacon Theatre, the Forum in Inglewood, CA, The Chicago Theatre, and the Wang Theatre in Boston, MA. More information is available at www.themadisonsquaregardencompany.com.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before 1) depreciation, amortization and impairments of property and equipment and intangible assets, 2) share-based compensation expense or benefit, and 3) restructuring charges or credits. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to either the distortive effects of fluctuating stock prices or the settlement of an obligation that is not expected to be made in cash.

We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 4 of this release.

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns Senior Vice President Communications The Madison Square Garden Company (212) 465-6442	Ari Danes, CFA Vice President Investor Relations The Madison Square Garden Company (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at www.themadisonsquaregardencompany.com

Conference call dial-in number is 877-347-9170 / Conference ID Number 35383953

Conference call replay number is 855-859-2056 / Conference ID Number 35383953 until February 14, 2014

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED OPERATIONS DATA AND RECONCILIATION

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
Revenues	$509,379	$387,886	$724,964	$592,052

Adjusted operating cash flow	$126,572	$108,288	$192,072	$171,597
Share-based compensation expense	(5,637)	(5,521)	(8,467)	(8,940)

Operating income before depreciation and amortization	120,935	102,767	183,605	162,657
Depreciation and amortization (incl. impairments)	(24,388)	(21,744)	(47,195)	(41,444)

Operating income	96,547	81,023	136,410	121,213
Other income (expense):
Equity in loss of nonconsolidated affiliates(1)	(738)	—	(738)	—
Interest expense, net	(1,213)	(1,284)	(2,501)	(2,414)
Miscellaneous	17	66	23	102

Income from operations before income taxes	94,613	79,805	133,194	118,901
Income tax expense	(34,104)	(32,894)	(48,817)	(51,385)

Net income	$60,509	$46,911	$84,377	$67,516

Basic earnings per common share	$0.79	$0.62	$1.10	$0.89

Diluted earnings per common share	$0.77	$0.60	$1.08	$0.87

Basic weighted-average number of common shares outstanding	77,035	75,914	77,024	75,770
Diluted weighted-average number of common shares outstanding	78,116	77,889	78,109	77,829

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO

OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow as described in this earnings release:

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.

•	Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock, restricted stock units, stock options and stock appreciation rights granted under our employee stock plans and non-employee director plans in all periods.

1.	Equity in loss of nonconsolidated affiliates for the three and six months ended December 31, 2013 solely reflects amortization expense for intangible assets associated with the investments.

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED OPERATIONS DATA

(Dollars in thousands)

(Unaudited)

REVENUES

	Three Months Ended December 31,
	2013	2012	% Change
MSG Media	$180,709	$156,770	15%
MSG Entertainment	163,100	151,122	8%
MSG Sports	183,389	89,903	104%
Other (including Inter-segment eliminations)	(17,819)	(9,909)	(80)%

Total Madison Square Garden Company.	$509,379	$387,886	31%

	Six Months Ended December 31,
	2013	2012	% Change
MSG Media	$347,324	$316,308	10%
MSG Entertainment	191,725	181,899	5%
MSG Sports	221,554	121,467	82%
Other (including Inter-segment eliminations)	(35,639)	(27,622)	(29)%

Total Madison Square Garden Company.	$724,964	$592,052	22%

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended December 31,			Three Months Ended December 31,
	2013	2012	% Change	2013	2012	% Change
MSG Media	$85,794	$95,618	(10)%	$80,664	$90,183	(11)%
MSG Entertainment	42,320	30,036	41%	38,183	26,228	46%
MSG Sports	1,102	(14,484)	—	(2,911)	(18,322)	84%
All other	(2,644)	(2,882)	8%	(19,389)	(17,066)	(14)%

Total Madison Square Garden Company	$126,572	$108,288	17%	$96,547	$81,023	19%

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Six Months Ended December 31,			Six Months Ended December 31,
	2013	2012	% Change	2013	2012	% Change
MSG Media	$167,244	$172,322	(3)%	$157,367	$161,196	(2)%
MSG Entertainment	27,310	17,477	56%	19,774	10,198	94%
MSG Sports	4,025	(13,023)	—	(3,321)	(20,422)	84%
All other	(6,507)	(5,179)	(26)%	(37,410)	(29,759)	(26)%

Total Madison Square Garden Company	$192,072	$171,597	12%	$136,410	$121,213	13%

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	December 31, 2013	June 30, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$154,529	$277,913
Restricted cash	12,402	8,413
Accounts receivable, net	149,953	145,728
Net related party receivables	26,413	18,565
Prepaid expenses	53,525	41,215
Other current assets	25,215	20,339

Total current assets	422,037	512,173
Investments in and loans to nonconsolidated affiliates	150,405	—
Property and equipment, net	1,293,156	1,135,180
Amortizable intangible assets, net	85,506	90,705
Indefinite-lived intangible assets	158,636	158,636
Goodwill	742,492	742,492
Other assets	94,958	93,028

	$2,947,190	$2,732,214

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$29,092	$16,006
Net related party payables	1,122	283
Accrued liabilities:
Employee related costs	59,785	70,663
Other accrued liabilities	246,869	221,405
Deferred revenue	328,977	237,537

Total current liabilities	665,845	545,894
Defined benefit and other postretirement obligations	58,872	59,726
Other employee related costs	40,974	45,370
Other liabilities	57,040	58,536
Deferred tax liability	553,403	543,753

Total liabilities	1,376,134	1,253,279

Commitments and contingencies
Stockholders’ Equity:
Class A Common stock, par value $0.01, 360,000 shares authorized; 63,320 and 63,268 shares outstanding as of December 31, 2013 and June 30, 2013, respectively.	639	639
Class B Common stock, par value $0.01, 90,000 shares authorized; 13,589 shares outstanding as of December 31, 2013 and June 30, 2013	136	136
Preferred stock, par value $0.01, 45,000 shares authorized; none outstanding	—	—
Additional paid-in capital	1,077,151	1,070,764
Treasury stock, at cost, 555 and 596 shares as of December 31, 2013 and June 30, 2013, respectively	(13,200)	(14,179)
Retained earnings	522,171	437,794
Accumulated other comprehensive loss	(15,841)	(16,219)

Total stockholders’ equity	1,571,056	1,478,935

	$2,947,190	$2,732,214

THE MADISON SQUARE GARDEN COMPANY

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Six Months Ended December 31,
	2013	2012
Net cash provided by operating activities	$223,867	$203,965

Net cash used in investing activities	(345,994)	(159,313)

Net cash used in financing activities	(1,257)	(2,558)

Net increase (decrease) in cash and cash equivalents	(123,384)	42,094
Cash and cash equivalents at beginning of period	277,913	206,500

Cash and cash equivalents at end of period	$154,529	$248,594